Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Take Two Interactive Software, Inc. of our report dated January 31, 2006, except for the effects of the restatement discussed in Note 2 and the change in segments discussed in Note 15, for which the date is February 28, 2007 relating to the consolidated financial statements, which appears in Take-Two Interactive Software, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
May 15, 2007